Exhibit 99.1

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2003

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended March 31, 2003.

The Company’s gross revenues decreased 6.5% to $48,355,000 compared with $51,710,000 for the first quarter of 2002.  The decrease in gaming revenues, which include video lottery win and harness racing commissions, was offset by an increase in other revenues of $2,226,000, primarily related to higher occupancy levels at the Dover Downs Hotel and Conference Center compared with the first quarter of 2002.  The hotel opened with approximately 100 rooms on February 15, 2002 and added rooms throughout the quarter with the entire 232-room facility opened as of April 6, 2002.

Net earnings were $4,007,000 or $.15 per diluted share compared with $5,168,000 or $.19 per diluted share for the first quarter of 2002.

The Company noted that the approximate 13% decrease in slot win for the first quarter of 2003 compared with the first quarter of 2002 is consistent with the 13% decline experienced in December 2002.  While severe weather and the current state of the economy have had an impact on operations, management believes the declines are primarily the result of the Delaware Clean Indoor Air Act, which has prohibited smoking in the casino since November 27, 2002.

Occupancy levels in the Dover Downs Hotel were strong throughout the quarter, as the Company continued to market the hotel principally to slots customers.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “Operationally, we are happy with the success of our marketing strategies, our hotel statistics and the effort being put forth by our employees.  The significant pressure being put on our business as a result of the Delaware Clean Indoor Air Act is something we will have to deal with for the foreseeable future.  We are in the process of reviewing all of our operations to identify spending items that can be curtailed.  Since November, staffing has been reduced by approximately 100 positions, and we will have more cutbacks in the near-term.  It is unfortunate, but we will be doing whatever we can to preserve our margins in light of the impact this legislation has had on our business.”

The Company previously announced that it had purchased for cash and retired 120,245 shares of its $.10 par value common stock during the quarter.

Dover Downs Gaming & Entertainment, Inc. began trading on the New York Stock Exchange on April 1, 2002, the first day after the effective date of the tax-free spin-off by Dover Motorsports, Inc. of its gaming business.  The Company’s results of operations for periods prior to April 1, 2002 are included in the financial statements of Dover Motorsports, Inc. as a discontinued operation, but have been presented separately for informational purposes.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – an 80,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and the Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Gaming (1)	$41,557	$47,138
Other operating	6,798	4,572
Gross revenues	48,355	51,710
Less - promotional allowances	4,156	1,930
	44,199	49,780

Expenses:
Gaming	32,521	36,135
Other operating	2,254	2,934
Depreciation	1,502	904
General and administrative	954	1,097
	37,231	41,070

Operating earnings	6,968	8,710

Interest expense, net	214	—

Earnings before income taxes	6,754	8,710

Income taxes	2,747	3,542

Net earnings	$4,007	$5,168

Earnings per common share (2):
- Basic	$0.15	$0.19
- Diluted	$0.15	$0.19

Average shares outstanding (2):
- Basic	26,579	26,637
- Diluted	26,605	26,769

(1)          Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

 (2)        Earnings per common share amounts and average shares outstanding for periods prior to April 1, 2002, the day after the effective date of the spin-off from Dover Motorsports, Inc., are presented on a pro forma basis to reflect such spin-off.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$12,247	$10,874
Accounts receivable	2,186	1,105
Due from State of Delaware	4,122	9,624
Inventories	1,177	1,154
Prepaid expenses and other	839	1,462
Receivable from Dover Motorsports, Inc.	1,490	793
Income taxes receivable	—	859
Deferred income taxes	543	539
Total current assets	22,604	26,410

Property and equipment, net	121,638	122,248
Total assets	$144,242	$148,658

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,497	$2,364
Purses due horsemen	4,744	9,666
Accrued liabilities	5,555	7,132
Income taxes payable	2,383	—
Deferred revenue	189	131
Total current liabilities	16,368	19,293

Notes payable to banks	37,700	40,890
Deferred income taxes	4,232	4,036

Stockholders’ equity:
Common stock	1,038	1,050
Class A common stock	1,615	1,615
Additional paid-in capital	67,798	68,960
Retained earnings	15,618	12,941
Accumulated other comprehensive loss	(127)	(127)
Total stockholders’ equity	85,942	84,439
Total liabilities and stockholders’ equity	$144,242	$148,658

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net earnings	$4,007	$5,168
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,502	904
Deferred income taxes	192	166
Changes in assets and liabilities:
Accounts receivable	(1,081)	401
Due from State of Delaware	5,502	4,084
Inventories	(23)	(412)
Prepaid expenses and other	623	1,075
Receivable from Dover Motorsports, Inc.	(697)	—
Accounts payable	1,133	(2,772)
Purses due horsemen	(4,922)	(4,797)
Accrued liabilities	(1,577)	1,747
Income taxes receivable/payable	3,242	2,243
Deferred revenue	58	10
Net cash provided by operating activities	7,959	7,817

Cash flows from investing activities:
Capital expenditures	(892)	(10,103)
Net cash used in investing activities	(892)	(10,103)

Cash flows from financing activities:
Borrowings from revolving debt	33,550	—
Repayments of revolving debt	(36,740)	—
Dividends paid	(1,330)	—
Repurchase of common stock	(1,174)	—
Change in payable to/receivable from Dover Motorsports, Inc.	—	1,730
Net cash (used in) provided by financing activities	(5,694)	1,730

Net increase (decrease) in cash and cash equivalents	1,373	(556)
Cash and cash equivalents, beginning of period	10,874	12,166
Cash and cash equivalents, end of period	$12,247	$11,610